Exhibit 99.1

Workhorse Group Reports Second Quarter 2025 Results

CINCINNATI, August 15, 2025 -- Workhorse Group Inc. (Nasdaq: WKHS) (“Workhorse” or “the Company”), an American technology company focused on pioneering the transition to zero-emission commercial vehicles, today reported financial results for the second quarter ended June 30, 2025.

Management Commentary

“Our second quarter results reflect Workhorse’s continued efforts to advance our product roadmap, secure purchase orders and deliver exceptional vehicles for our customers,” said Workhorse CEO Rick Dauch. “We shipped a record 32 trucks in the second quarter, driven by the proven performance of our W56 step vans and positive customer feedback. We believe the continued demand we are seeing for our high-quality trucks further demonstrates the critical role Workhorse plays in the last mile delivery market.”

“In line with these efforts, we also announced an agreement to combine with Motiv Electric Trucks to create a leading North American medium-duty electric truck OEM. This agreement is the culmination of a thoughtful process by the Workhorse Board and management team to best position our Company for the future. We are confident in the long-term industry trend towards electrification and believe that by combining with Motiv, we will deliver significant and meaningful value to our customers and shareholders.”

Recent Strategic & Financial Actions

●	Entered Into a Strategic Transaction with Motiv: Workhorse has entered into a definitive merger agreement to combine with Motiv Electric Trucks (“Motiv”) in a proposed transaction that will create a leading North American medium-duty electric truck OEM. The companies believe that together, they will benefit from increased scale, an expanded product portfolio, and enhanced operational efficiencies to support lower unit costs while optimizing total cost of ownership (TCO) for customers.

●	Securing Purchase Orders and Growing Customer Base: Through the quarter, Workhorse secured 36 purchase orders for W56 step vans and shipped 32 of those units. The Company continued discussions to build additional order interest through the Company’s expansive dealer network.

●	Leveraging Manufacturing Scale: Following the proposed transaction with Motiv, the combined company will further benefit from joint engineering experience, increased manufacturing scale, and common platform development to improve operational efficiency.

●	Demonstrating Real-World Performance and Enhancing Flexibility of the W56: Workhorse continues to demonstrate the reliability and performance of its W56 platform—available in both 178- and 208-inch wheelbases—with more than 60 vehicles operating in customer and partner fleets across diverse real-world routes. These vehicles have accumulated over 212,000 miles in the field, from winter extremes in Minnesota to summer heat waves in Arizona, delivering 97% uptime in daily last-mile operations.

During the second quarter, Workhorse advanced its product roadmap to broaden W56 application options. This work included development and integration efforts for the Utilimaster Aeromaster walk-in van body on the W56 chassis—now available for order. This familiar, time-tested body design adds flexibility to the all-electric W56 platform, delivering its proven performance in the traditional step van form and configurations many operators know and trust.

●	Conserving Cash and Extending Financial Runway: The Company took additional actions to reduce costs and conserve cash during the second quarter, decreasing operating expenses by $7.0 million year-over-year. In connection with the proposed transaction with Motiv, Workhorse will benefit from interim funding totaling approximately $25 million through two transactions with entities affiliated with Motiv’s controlling investor: a sale leaseback transaction and secured convertible note financing, which will be partially utilized to pay down debt owed to Workhorse’s existing senior secured lender. At closing of the merger, all remaining indebtedness and other obligations to such lender, including all warrants currently held by the lender, will be repaid and/or cancelled, with the only remaining secured indebtedness of the combined companies being the $5 million secured, convertible note held by Motiv’s controlling investor, which may convert to equity in connection with post-closing financing.

Second Quarter Financial Results

Sales, net of returns and allowances, for the second quarter of 2025 were $5.7 million compared to $0.8 million in the same period a year ago. The $4.8 million increase was due to higher W56 shipments in the current period partially offset by the Aero divesture and higher W4 CC sales in the prior year.

Cost of sales for the second quarter of 2025 was $13.1 million, an increase of $5.8 million compared to $7.3 million in the prior year. The cost of sales increase was primarily driven by higher sales volume and an increase in inventory excess and obsolescence reserves of $1.8 million, which was partially offset by lower production expenses of $1.2 million and lower direct and indirect labor costs of $0.2 million primarily due to lower headcount.

Selling, general, and administrative (“SG&A”) expenses in the second quarter of 2025 were $5.8 million, a decrease of $6.3 million compared to $12.1 million in the prior year. The decrease in SG&A expenses was primarily driven by a $3.1 million decrease in employee compensation and related expenses, primarily due to lower headcount, a decrease in legal and professional expenses of $1.1 million, a decrease of $0.5 million in insurance expenses, a decrease in IT-related expenses of $0.4 million, lower corporate insurance of $0.5 million, and a $0.2 million decrease in depreciation and amortization expense due to the Aero divestiture.

Research and development (“R&D”) expenses during the second quarter of 2025 were $1.2 million, a decrease of $0.7 million compared to $2.0 million in the prior year. The decrease in R&D expenses was primarily driven by a $0.1 million decrease in employee compensation and related expenses due to lower headcount, a $0.3 million decrease in prototype part expenses and a $0.3 million decrease in rent expenses as well as depreciation and amortization expense.

Interest expense, net for the second quarter of 2025, was $0.6 million, compared to $2.0 million in the prior year. The decrease was primarily driven by higher financing fees related to the 2024 Notes in the prior year.

As June 30, 2025, the estimated fair value of the 2024 Notes totaled $39.5 million. During the three months ended June 30, 2025, the institutional investor converted $13.5 million in principal into Common Stock, and the Company recorded a $5.4 million fair value net gain on conversion in the Condensed Consolidated Statements of Operations. During the three months ended June 30, 2025 and 2024, we recorded a $1.6 million fair value net loss and a $3.1 million fair value net loss, respectively, in the Condensed Consolidated Statements of Operations related to the 2024 Notes.

As of June 30, 2025, the estimated fair value of outstanding warrants totaled $3.1 million. During the three months ended June 30, 2025 and 2024, the Company recorded a $1.9 million fair value gain and a $0.6 million fair value loss, respectively, related to outstanding warrants.

As of June 30, 2025, the Company had $2.2 million of cash and cash equivalents and $22.5 million in restricted cash, accounts receivable of $2.4 million, other receivables, net of $0.1 million, inventory, net of $32.8 million, and accounts payable of $10.8 million.

In connection with the proposed transaction with Motiv, Workhorse completed two transactions with entities affiliated with Motiv’s controlling investor, including a $20 million sale leaseback for Workhorse’s Union City, Indiana manufacturing facility, as well as a secured convertible note financing for $5 million, each of which were consummated at the time of the execution of the merger agreement.

Second Quarter Financial Overview

“During the second quarter, we maintained our focus on operating efficiently, conserving cash, and extending our runway, enabling us to reach our milestone agreement with Motiv,” said Workhorse CFO Bob Ginnan. “The recently completed $20 million sale leaseback and $5 million secured convertible note transactions will simplify Workhorse’s capital structure and provide us with the near-term liquidity to support our operations through the close of the transaction. We are encouraged by the opportunities we see to continue optimizing our business and look forward to benefitting from a stronger financial foundation.”

Conference Call

Workhorse and Motiv management will hold a joint conference call on Tuesday, August 19th, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific time) to discuss these financial results and the companies’ recently announced agreement.

U.S. dial-in: 877-407-8289
International dial-in: 201-689-8341

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

The conference call will be broadcast live and available for replay here and via the Investor Relations section of Workhorse’s website.

A telephonic replay of the conference call will be available after 11:00 a.m. Eastern time on the same day through August 26, 2025.

Toll-free replay number: 877-660-6853

International replay number: 201-612-7415

Replay ID: 13755381

About Workhorse Group Inc.

Workhorse Group Inc. (Nasdaq: WKHS) is a technology company focused on pioneering the transition to zero-emission commercial vehicles. Workhorse designs and builds its vehicles in the United States at the Workhorse Ranch in Union City, Indiana. The company’s best-in-class vehicles are designed for last-mile delivery, medium-duty operations, and a growing range of specialized applications. For more information, visit www.workhorse.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact included or incorporated by reference in this press release, including, among other things, statements regarding the proposed merger transaction between Workhorse and Motiv, future events, plans and anticipated results of operations, business strategies, the anticipated benefits of the proposed transaction, the anticipated impact of the proposed transaction on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the proposed transaction, the anticipated closing date for the proposed transaction and other aspects of the combined company’s operations or operating results are forward-looking statements. Forward-looking statements may be identified by the use of the words “believe”, “plan”, “expect”, “estimate”, “budget”, “schedule”, “forecast”, “intend”, “anticipate”, “target”, “project”, “contemplate”, “predict”, “potential”, or “continue”, and similar words or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “should”, “might”, “will” or “will be taken”, “occur” or “be achieved”. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, Workhorse expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to be reasonable at the time such forward-looking statement is made. However, these statements are not guarantees of future performance and involve certain risks, uncertainties and other factors beyond the parties’ control. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in the forward-looking statements.

The following risks and uncertainties, among others, could cause actual results or events to differ materially from those described in forward-looking statements: the parties’ ability to successfully integrate their businesses and technologies, which may result in the combined company not operating as effectively and efficiently as expected; the risk that the expected benefits and synergies of the proposed transaction may not be fully achieved in a timely manner, or at all; the risk associated with Workhorse’s ability to obtain the approval of its shareholders required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all or the failure of the transaction to close for any other reason or to close on the anticipated terms; the risk that any regulatory approval, consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; the occurrence of any event, change or other circumstance that could give rise to the termination of the proposed transaction; unanticipated difficulties, liabilities or expenditures relating to the transaction; the effect of the announcement, pendency or completion of the proposed transaction on the parties’ business relationships and business operations generally; the effect of the announcement or pendency of the proposed transaction on Workhorse’s common stock prices and uncertainty as to the long-term value of the combined company’s common stock; risks that the proposed transaction disrupts current plans and operations of the parties and their respective management teams and potential difficulties in hiring or retaining employees as a result of the proposed transaction; our ability to develop and manufacture our product portfolio, including the W4 CC, W750, and W56 and other programs; our ability to attract and retain customers for our existing and new products; ongoing and anticipated changes in the U.S. political environment, including those resulting from the new Presidential Administration, control of Congress, and changes to regulatory agencies; the implementation of changes to the existing tariff regime by the new Presidential Administration and measures taken in response to such tariffs by foreign governments; risks associated with obtaining orders and executing upon such orders; the unavailability, reduction, elimination or adverse application of government subsidies and incentives or any challenge to or failure by the federal government, states or other governmental entities to adopt or enforce regulations such as the California Air Resource Board’s Advanced Clean Fleet regulation; changes in attitude toward environmental, social, and governance matters among regulators, investors, and parties with which we do business; supply chain disruptions, including constraints on steel, semiconductors and other material inputs and resulting cost increases impacting us, our customers, our suppliers or the industry; our ability to capitalize on opportunities to deliver products to meet customer requirements; our limited operations and need to expand and enhance elements of our production process to fulfill product orders; our general inability to raise additional capital to fund our operations and business plan; our ability to receive sufficient proceeds from our current and any future financing arrangements to meet our immediate liquidity needs and the potential costs, dilution and restrictions resulting from any such financing; our ability to maintain compliance with the listing requirements of the Nasdaq and the impact of any steps we have taken, including reverse splits of our common stock, on our operations, stock price and future access to funds; our ability to protect our intellectual property; market acceptance of our products; our ability to obtain sufficient liquidity from operations and financing activities to continue as a going concern and, our ability to control our expenses; the effectiveness of our cost control measures and impact such measures could have on our operations, including the effects of furloughing employees; potential competition, including without limitation shifts in technology; volatility in and deterioration of national and international capital markets and economic conditions; global and local business conditions; acts of war (including without limitation the conflicts in Ukraine and the Middle East) and/or terrorism; the prices being charged by our competitors; our inability to retain key members of our management team; our inability to satisfy our customer warranty claims; the outcome of any regulatory or legal proceedings, including with Coulomb Solutions Inc.; our ability to realize the benefits of the sale and leaseback transaction of our Union City Facility; and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission (“SEC”).

Additional information on these and other factors that may cause actual results and Workhorse’s performance to differ materially is included in Workhorse’s periodic reports filed with the SEC, including, but not limited to, Workhorse’s Annual Report on Form 10-K for the year ended December 31, 2024, including those factors described under the heading “Risk Factors” therein, and Workhorse’s subsequent Quarterly Reports on Form 10-Q. Copies of Workhorse’s filings with the SEC are available publicly on the SEC’s website at www.sec.gov or may be obtained by contacting Workhorse. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. These forward-looking statements are made only as of the date hereof, and Workhorse undertakes no obligations to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

No Offer or Solicitation

This press release is not intended to and does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

No offering of securities will be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, or an exemption therefrom.

Media Contact:

Aaron Palash / Greg Klassen
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449

Investor Relations Contact:

Tom Colton and Greg Bradbury
Gateway Group
949-574-3860
WKHS@gateway-grp.com

Workhorse Group Inc.

Condensed Consolidated Balance Sheets

	(Unaudited) June 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$2,190,820	$4,119,938
Restricted cash	22,528,341	525,000
Accounts receivable, less allowance for credit losses of $0.3 million and $0.2 million as of June 30, 2025 and December 31, 2024, respectively	2,372,701	537,536
Other receivables, net	136,474	544,436
Inventory, net	32,757,831	41,839,020
Prepaid expenses and other current assets	3,702,346	5,865,890
Total current assets	63,688,513	53,431,820
Property, plant and equipment, net	29,145,327	32,976,581
Operating lease right-of-use assets, net	6,003,964	3,247,548
Finance lease right-of-use assets, net	—	4,008,510
Other assets	416,308	176,311
Total Assets	$99,254,112	$93,840,770
Liabilities
Current liabilities:
Accounts payable	$10,823,073	$11,509,150
Accrued liabilities and other current liabilities	11,200,767	8,731,915
Deferred revenue	6,048,581	6,350,581
Warranty liability	1,151,614	861,409
Operating lease liability - current portion	1,593,131	984,407
Finance lease liability - current portion	—	528,023
Warrant liability at fair value	3,145,592	5,778,660
Convertible notes at fair value	39,520,020	10,491,792
Total current liabilities	73,482,778	45,235,937
Operating lease liability-long-term	3,424,595	4,295,743
Financing lease liability-long-term	—	21,165
Total Liabilities	76,907,373	49,552,845
Commitments and contingencies
Stockholders’ Equity:
Common stock, par value $0.001 per share, 36,000,000 shares authorized, 10,585,800 shares issued and outstanding as of June 30, 2025 and 3,843,336 shares issued and outstanding as of December 31, 2024 (presented on a reverse stock split-adjusted basis)*	10,586	3,843
Additional paid-in capital *	911,119,795	897,642,626
Accumulated deficit	(888,783,642)	(853,358,544)
Total stockholders’ equity	22,346,739	44,287,925
Total Liabilities and Stockholders’ Equity	$99,254,112	$93,840,770

* Periods presented have been adjusted to reflect the 2024 reverse stock split (1-for-20), which was effective June 17, 2024 and the 2025 reverse stock split (1-for-12.5) which was effective March 17, 2025. Additional information regarding the reverse stock splits may be found in Note 1 – Summary of Business and Significant Accounting Principles to these Condensed Consolidated Financial Statements in this Quarterly Report on Form 10-Q

See accompanying notes to the Condensed Consolidated Financial Statements.

Workhorse Group Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Sales, net of returns and allowances	$5,669,469	$842,440	$6,310,391	$2,181,735
Cost of sales	13,051,356	7,301,348	18,216,119	14,744,126
Gross loss	(7,381,887)	(6,458,908)	(11,905,728)	(12,562,391)
Operating expenses
Selling, general and administrative	5,844,698	12,066,553	12,628,609	26,161,831
Research and development	1,246,348	1,992,779	2,775,367	5,520,690
Total operating expenses	7,091,046	14,059,332	15,403,976	31,682,521
Loss from operations	(14,472,933)	(20,518,240)	(27,309,704)	(44,244,912)
Interest expense, net	(582,246)	(2,028,808)	(5,834,474)	(3,193,401)
Change in fair value of convertible notes	(1,641,893)	(3,130,051)	(4,913,988)	(3,597,925)
Change in fair value of warrants	1,916,108	(642,900)	2,633,068	(4,439,548)
Loss before provision for income taxes	(14,780,964)	(26,319,999)	(35,425,098)	(55,475,786)
Provision for income taxes	—	—	—	—
Net loss	$(14,780,964)	$(26,319,999)	$(35,425,098)	$(55,475,786)

Net loss per share of common stock
Basic and Diluted*	$(1.67)	$(17.45)	$(5.34)	$(40.81)

Weighted average shares used in computing net loss per share of common stock
Basic and Diluted*	8,827,196	1,508,403	6,630,399	1,359,416

* Periods presented have been adjusted to reflect the 2024 reverse stock split (1-for-20), which was effective June 17, 2024 and the 2025 reverse stock split (1-for-12.5) which was effective March 17, 2025. Additional information regarding the reverse stock splits may be found in Note 1 – Summary of Business and Significant Accounting Principles to these Condensed Consolidated Financial Statements in this Quarterly Report on Form 10-Q

See accompanying notes to the Condensed Consolidated Financial Statements.